UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2004 (November 19, 2004)

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Piedmont Avenue, NE, Atlanta, GA.	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 659-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In connection with the amendment and restatement of the Company’s $280 million senior secured revolving credit agreement in June 2004, the Company amended the agreements governing its lockbox activities on November 19, 2004. In accordance with accounting principles generally accepted in the United States, the terms of the new agreements resulted in the reclassification of all debt outstanding under the $280 million senior secured revolving credit agreement from a current liability to a non-current obligation effective as of November 19, 2004. The amount outstanding under the credit facility as of November 19, 2004 was approximately $116.9 million. The amount outstanding under the credit facility as of August 27, 2004 was approximately $98.3 million. (See note 12 to the Company’s Unaudited Consolidated Financial Statements in its Quarterly Report on Form 10-Q for the fiscal quarter ended August 27, 2004.) As a result of these agreements and the resulting debt reclassification, certain of the Company’s financial ratios, including but not limited to the current ratio, in future periods may not necessarily be comparable to prior periods.

The information contained in this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD INDUSTRIES, INC.

November 23, 2004	By:	/s/ J. Hicks Lanier
J. Hicks Lanier Chairman and Chief Executive Officer